EXHIBIT 99.1


                     K-Swiss Reports Fourth Quarter Results

     WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Feb. 9, 2006--K-Swiss Inc. (NASDAQ/NM:KSWS) today announced results for the fourth quarter and year ended December 31, 2005.

     Financial Highlights

     Net earnings for the fourth quarter of 2005 were $11,557,000, or $0.33 per diluted share, compared with $15,614,000, or $0.43 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the year ended December 31, 2005, increased 5.6% and 7.7%, respectively, to $75,248,000, or $2.11 per diluted share, compared with $71,251,000, or $1.96 per diluted share, at December 31, 2004.
     In the fourth quarter of 2004, pursuant to the American Jobs Creation Act of 2004, the Company repatriated dividends of $22,700,000 related to foreign subsidiary earnings which were not considered indefinitely invested. The Company received an 85% dividends received deduction for eligible dividends, resulting in a tax benefit of $3,518,000 for the fourth quarter of 2004 and a lower effective tax rate of 28.7% for the year ended December 31, 2004. The repatriation yielded a one-time benefit of $0.20 per share for both periods.
     For the fourth quarter of 2005, total worldwide revenues increased 4.5% to $92,289,000 compared with $88,356,000 in the prior-year period. Domestic revenues decreased 5.9% to $64,327,000 in the fourth quarter, and international revenues increased 40.0% to $27,962,000. Total worldwide revenues for 2005 increased 5.1% to $508,574,000 compared with $484,079,000 in 2004. Domestic revenues decreased 4.3% to $380,478,000 in 2005, while international revenues increased 47.8% to $128,096,000.

     Futures Orders

     Worldwide futures orders with start ship dates from January through June 2006 decreased 2.8% to $217,895,000 at December 31, 2005, compared with $224,233,000 at December 31, 2004. Domestic futures orders decreased 12.7% to $148,698,000 at December 31, 2005, from $170,291,000 at December 31, 2004.
International futures orders increased 28.3% to $69,197,000 at December 31, 2005, from $53,942,000 the previous year.

     Stock Repurchase Program

     The Company purchased approximately 30,000 shares of Class A Common Stock during the fourth quarter of 2005 for a total expenditure of approximately $1,000,000 as part of its stock repurchase program. At December 31, 2005, there remains authorization to repurchase approximately 4,111,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $163.3 million.

     Earnings Guidance

     K-Swiss also issued guidance for the first quarter of 2006 and full year 2006. The Company expects revenues for the first quarter of 2006 to be approximately $148 to $153 million and earnings per diluted share to be in the range of $0.63 to $0.68. The Company expects full year revenues to be approximately $480 to $500 million and expects to report full year earnings per diluted share of approximately $1.70 to $1.85.
     The Company's estimates for the first quarter of 2006 and full year 2006 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. The estimates are based upon the following assumptions: gross margins will be approximately 46%; SG&A will not rise above $37 million for the first quarter of 2006 or $139 million for the full year 2006; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.08 per share for the full year.
     Steven Nichols, Chairman of the Board and President, stated, "We are pleased with the better-than-expected revenues and earnings in the fourth quarter. Despite the large one-time gain from the Jobs Creation Act tax repatriation in 2004, we were able to deliver respectable year-over-year growth on continued improvement in margins and strong international sales.
     "In 2006, we do not expect as rosy an outlook as we have enjoyed of late. Based on early indications of third quarter order patterns, we expect year-over-year declines in domestic sales during the second half of the year. We are taking steps to reignite the growth in our domestic business. However, given the timing of the development cycle, the impact from these changes would not be felt until later."

     Investor Conference Call and Web Simulcast

     K-Swiss will conduct a conference call on its fourth quarter 2005 earnings release on February 9, 2006, at 11:00 a.m. EST. The number to call for this interactive teleconference is (913) 981-5509. A replay of this conference call will be available until February 16, 2006, by dialing (719) 457-0820 and entering the passcode, 8904628.
     The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on February 9, 2006, beginning at 11:00 a.m. EST. The online replay will follow shortly after the call and continue through February 23, 2006.
     K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.
     Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2005, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                             Three Months Ended        Year Ended
                                December 31,          December 31,
                             -------------------   -------------------
                                 (Unaudited)
                               2005       2004       2005       2004
                             --------   --------   --------   --------
Revenues                      $92,289    $88,356   $508,574   $484,079
Cost of goods sold             49,304     48,404    271,212    262,859
                             --------   --------   --------   --------
  Gross profit                 42,985     39,952    237,362    221,220
Selling, general and
 administrative expenses       28,766     28,342    130,144    122,262
                             --------   --------   --------   --------
  Operating profit             14,219     11,610    107,218     98,958
Interest income, net            1,242        486      3,333      1,038
                             --------   --------   --------   --------
Earnings before income taxes   15,461     12,096    110,551     99,996
Income tax expense (benefit)    3,904     (3,518)    35,303     28,745
                             --------   --------   --------   --------
  Net earnings                $11,557    $15,614    $75,248    $71,251
                             ========   ========   ========   ========
Basic earnings per share        $0.34      $0.45      $2.20      $2.04
                             ========   ========   ========   ========
Diluted earnings per share      $0.33      $0.43      $2.11      $1.96
                             ========   ========   ========   ========
Weighted average number of
 shares outstanding
  Basic                        34,163     34,473     34,220     34,917
  Diluted                      35,430     36,073     35,626     36,433


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                      December 31,
                                                     2005       2004
                                                   --------   --------
                                ASSETS
CURRENT ASSETS
Cash and cash equivalents                          $197,464   $144,857
Accounts receivable, net                             42,411     49,411
Inventories                                          61,164     64,901
Prepaid expenses and other current assets             7,446      7,710
Deferred taxes                                        4,224      4,654
                                                   --------   --------
    Total current assets                            312,709    271,533
PROPERTY, PLANT AND EQUIPMENT, NET                    8,016      8,228
OTHER ASSETS
Intangible assets                                     4,700      4,700
Deferred taxes                                        4,810      5,305
Other                                                 5,963      5,111
                                                   --------   --------
                                                     15,473     15,116
                                                   --------   --------
                                                   $336,198   $294,877
                                                   ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                               $     --     $6,750
Trade accounts payable                               19,654     22,262
Accrued liabilities                                  27,232     23,952
                                                   --------   --------
    Total current liabilities                        46,886     52,964
OTHER LIABILITIES                                    13,991     15,083
STOCKHOLDERS' EQUITY                                275,321    226,830
                                                   --------   --------
                                                   $336,198   $294,877
                                                   ========   ========


    CONTACT: K-Swiss Inc., Westlake Village
             George Powlick, 818-706-5100